Exhibit 15.1

The Stockholders and Board of Directors of Union Bankshares Corporation:

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-220005) of Union Bankshares Corporation and the related Joint Proxy Statement/Prospectus of Union Bankshares Corporation and Xenith Bankshares, Inc., for the registration of shares of Union Bankshares Corporation’s common stock of our reports dated May 9, 2017 and August 8, 2017 relating to the unaudited consolidated interim financial statements of Union Bankshares Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Under Rule 436(c) of the Securities Act of 1933 Act, as amended, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933, as amended.

/s/ Ernst & Young LLP

Richmond, Virginia
September 12, 2017